Exhibit 10.3(b)

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

(as amended and restated effective May 20, 2015)
(Non-Section 16)

Non-qualified Stock Option Agreement - Employee Grantee

This Non-qualified Stock Option Agreement, consisting of this designations page and the Non-qualified Stock Option Terms and Conditions attached hereto or delivered concurrently herewith, (the “Agreement”) evidences the grant by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”), to you of a non-qualified stock option (the “Option”) to purchase shares of Common Stock, par value $0.001 per share if the Company under the 2010 Comprehensive Executive Compensation Plan (as amended and restated effective May 20, 2015 and as further amended) (the “Plan”).

Designations:

Employee Grantee:	«First_Name» «Last_Name»

Grant Date:	March 7, 2017

Number of shares of Stock for which the Option is granted: «SO_text»

Exercise Price:	$ 41.95 per share

Expiration Date:	March 7, 2027 provided you remain continuously employed by the Company, except as otherwise provided herein.

Vesting Schedule:	(Numbers shall be rounded up or down to the nearest whole share.)

The Option shall vest and become nonforfeitable on the following Vesting Dates:	%age becoming vested	Cumulative %age vested
Prior to first anniversary of Grant Date	0%	0%
First anniversary of Grant Date	25%	25%
Second anniversary of Grant Date	25%	50%
Third anniversary of Grant Date	25%	75%
Fourth anniversary of Grant Date	25%	100%

Except as otherwise provided in this Agreement, if you have a termination of service prior to the Vesting Date for any reason, the unvested portion of the Option shall be forfeited immediately.

HORACE MANN EDUCATORS CORPORATION

Date: April 3, 2017	By:	/s/ Marita Zuraitis
Marita Zuraitis
President and Chief Executive Officer

Attachment: Non-qualified Stock Option Terms and Conditions. Effective March 7, 2017

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

(as amended and restated effective May 20, 2015)

NON-QUALIFIED STOCK OPTION
(Non-Section 16)

TERMS AND CONDITIONS

The following Terms and Conditions apply to the Option granted to you as an employee grantee by the Company under the Plan as specified in the Non-qualified Stock Option Agreement of which these Terms and Conditions form a part. Certain specific terms of the Option, including the number of shares purchasable, the Grant Date, the vesting schedule, the Expiration Date, and Exercise Price, are set forth on the designations page of this Agreement.

1.  General. By accepting the grant of the Option, you agrees to be bound by all of the terms and provisions of this Agreement and the Plan (as presently in effect or later amended), which are incorporated herein by reference, the rules and regulations under the Plan adopted from time to time, and any interpretations, decisions and determinations the Compensation Committee of the Company’s Board of Directors (the “Committee”) may make from time to time. Terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and mandatory provisions of the Plan, the provisions of the Plan govern.

The Option is a non-qualified stock option and NOT an incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended.

2.  Right to Exercise Option. You may exercise the Option only after the time and to the extent the Option has become vested and exercisable and prior to the Expiration Date or other termination or forfeiture of the Option.

3.  Method of Exercise. To exercise the Option, you must (a) give written notice to the Vice President, HR Finance or other designee of the Company, which notice shall specifically refer to this Agreement, state the number of shares of Stock as to which the Option is being exercised, state whether you wish the shares of Stock to be in your name or jointly in the names of you and your spouse (and if so, the spouse’s name), and be signed by you, and (b) pay in full to the Company the Exercise Price of the Option for the number of Shares being purchased either (i) in cash (including by check), payable in United States dollars, (ii), by delivery of a number of whole Shares already owned by you having a fair market value, determined as of the date the Option is exercised, equal to (but not in excess of) all or the part of the aggregate Exercise Price being paid in this way, (iii) by a net exercise or other cashless exercise technique permitted by the Committee, or (iv) in any other manner then permitted by the Committee. The value of any fractional share shall be paid in cash. Once you give notice of exercise, such notice may not be revoked. When you exercise the Option or part thereof, the Company will transfer shares of Stock (or make a non-certificated credit) to your brokerage account at a designated securities brokerage firm or otherwise deliver shares of Stock to you. Neither you nor your Beneficiary shall have at any time any rights with respect to shares of Stock covered by the Option prior to the valid exercise and full payment for the shares, and no adjustment shall be made for dividends

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or other rights for which the record date is prior to such valid exercise and payment. To the extent you excise any portion of the Option and later dispose of the shares of Stock acquired in connection with such exercise prior to the later of (A) the second anniversary of the Grant Date, and (B) the first anniversary of the date of exercise, you shall promptly notify the Company of such disposition.

4.	Termination of Service or Change in Control Prior to the Expiration Date of the Option.

(b)  Termination of Service in General. Except as otherwise provided in this paragraph 4, if you have a termination of service for any reason other than Cause (as defined in Section 11.03 of the Plan) prior to the Expiration Date, the Option (i) to the extent then vested and outstanding, shall remain outstanding and exercisable for three months following such termination of service (or, if earlier, until the Expiration Date), and (ii) to the extent then unvested, shall immediately terminate and shall not thereafter be exercisable, and shall be forfeited. To the extent any portion of the Option remains unexercised following the period described in clause (i) of the preceding sentence, such portion of the Option shall immediately terminate and shall not thereafter be exercisable, and shall be forfeited. If you have a termination of service for Cause (as defined in Section 11.03 of the Plan) prior to the Expiration Date, the entire Option, whether vested or unvested, shall immediately terminate and shall not thereafter be exercisable, and shall be forfeited.

(b)  Death. In the event you terminate service due to death prior to the Expiration Date, the Option, to the extent then outstanding, will immediately vest and become nonforfeitable (to the extent not already vested) and shall be immediately exercisable in full by your Beneficiary. The Option will remain exercisable until the earlier of the Expiration Date of the Option shown on the designations page or the second anniversary of your death. To the extent any portion of the Option remains unexercised following the period described in the preceding sentence, such portion of the shall immediately terminate and shall not thereafter be exercisable, and shall be forfeited.

(c)  Disability. In the event you terminate service due to Disability (as defined below), the Option, to the extent then outstanding, will immediately vest and become nonforfeitable (to the extent not already vested) and shall be immediately exercisable in full by you. The Option and will remain exercisable until the Expiration Date. To the extent any portion of the Option remains unexercised following the Expiration Date, such portion of the shall immediately terminate and shall not thereafter be exercisable, and shall be forfeited.

(d)  Retirement. In the event you terminate service due to Retirement (as defined below), the Option, to the extent then vested and outstanding or becoming vested as provided below, will remain exercisable (unless sooner exercised or terminated) until the Expiration Date. To the extent any portion of the Option remains unexercised following the Expiration Date, such portion of the shall immediately terminate and shall not thereafter be exercisable, and shall be forfeited. Upon your termination of service due to Retirement one year or more after the Grant Date, a portion of the unvested Option shall become vested immediately, such portion determined by (a) multiplying the number of Options granted (as shown on the designations page) by a fraction, the numerator of which is the number of months elapsed since the Grant Date (for example, if the Grant Date is March 15, one month elapses as of the 14th of each

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subsequent month) and the denominator of which is 48, and (b) subtracting the number of Options that became vested prior to your Retirement. Upon your termination of service due to Retirement less than one year after the Grant Date, the Option shall be forfeited.

(e)  Change in Control. If a Change in Control occurs prior to the Expiration Date of the Option and prior to or coincident with the date of your termination of service, then unless the Committee provides otherwise in the exercise of its discretion, the following terms shall apply:

(i)  If the acquiring company assumes the Option (as determined in the discretion of the Committee), and if you are involuntarily terminated by the applicable employer other than for Cause, death or Disability on or prior to the first anniversary of the Change in Control, then to the extent outstanding, the Option will vest, become nonforfeitable, and remain exercisable (unless sooner exercised) until the Expiration Date; or

(ii)  If the acquiring company does not assume the Option, and the Option remain outstanding following the Change in Control, then upon the Change in Control (whether you are terminated or not), to the extent outstanding, the Option will vest and become nonforfeitable (to the extent not previously vested) and become immediately exercisable in full and remain exercisable (unless sooner exercised) until the Expiration Date.

(f)  Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)  “Disability” means a disability entitling you to long-term disability benefits under the Company’s long-term disability policy applicable to you (or which would be applicable if you were covered by the policy) as in effect at the date of your termination of service. (Note: If such disability does not also constitute a disability for purposes of Code Section 22(e)(3), then the Option will cease to be a non-qualified stock option to the extent it is not exercised within three months following the your termination of service due to his or her disability.)

(ii)  “Retirement” means your termination of service with the Company and its subsidiaries (other than a termination by death or by the Company for Cause) after attaining the earlier of (A) age 65 with 5 years of service or (B) age 55 with 10 years of service.

5.  Your Representations and Warranties. You acknowledges receipt of the Plan and a form of S-8 prospectus in connection with the Option. As a condition to the exercise of the Option, the Company may require you to make any representation or warranty to the Company as may be determined by the Committee or by counsel to the Company to be appropriate or required by law or regulation.

6  Nontransferability and Other Limitations. You may not transfer the Option or any rights thereunder to any third party other than by will or the laws of descent and distribution, and, during your lifetime, only you or your duly appointed guardian or legal representative may exercise the Option. Notwithstanding the foregoing, you may designate a Beneficiary to exercise the Option after your death, and you may transfer any portion the Option to a Permitted

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Transferee during your lifetime, provided such transfer is not for value, subject to the applicable terms and conditions set forth in Section 12.03 of the Plan. Additional events could result in forfeiture of loss of the Option. Sales of shares of Stock will be subject to any Company policy regulating trading by employees. All rights granted and/or shares of Stock delivered under this Agreement are subject to recoupment under the Company’s recoupment policy as in effect from time to time.

7.	Miscellaneous.

(a)  Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement and the Plan constitute the entire agreement between the parties with respect to the Option, and supersede any prior agreements or understandings with respect to the Option. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which materially impairs your rights with respect to the Option shall be valid unless expressed in a written instrument executed by you. Any amendment, alteration, suspension or termination required by law or the terms of any Agreement to which the Company is a party, or necessary to preserve or improve the tax status of the Option for you shall be deemed not to materially impair your rights with respect to the Option.

(b)  Adjustments; No Dividend Equivalents. The number and/or type of shares of Stock and or the Option Exercise Price shall be appropriately adjusted in order to prevent dilution or enlargement of your rights or economic benefits with respect to the Option or to reflect any changes in the number or type of outstanding shares of Stock resulting from an event described in Section 12.05 of the Plan, as the Committee shall determine. Dividend Equivalents shall not be credited to the Option.

(c)  No Promise of Continued Employment. The Option and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(d)  Governing Law. The validity, construction, and effect of this agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and in accordance with applicable federal law.

(e)  Mandatory Tax Withholding. Unless otherwise determined by the Committee, if and at the time the Option becomes subject to tax, the Company will withhold from any shares deliverable in settlement of the Option a number of whole shares of Stock having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes to the appropriate taxing authorities. You will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due with respect to the Option on exercise or otherwise. You

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will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due with respect to the Option upon exercise or otherwise. The Company makes to representations and gives no advice on the taxation of the Option.

(f)  Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, HR Finance, and any notice to you shall be addressed to you at your address as then appearing in the records of the Company.

(g)  No Shareholder Rights. You and any Beneficiary or Permitted Transferee shall not have any rights with respect to Stock (including voting rights) covered by this Agreement prior to the exercise of the Option and delivery of the shares of Stock in accordance with such exercise.

Effective March 7, 2017

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